Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of April 2, 2012, among Medco Health Solutions, Inc., a Delaware corporation (the “Company”), the entities listed on Schedule I hereto, each a subsidiary of the Company (each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”), and U.S. Bank Trust National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 12, 2003 providing for the issuance of $500.0 million aggregate principal amount of the Company’s 7.25% Senior Notes due 2013 (the “Notes”);

WHEREAS, the Indenture provides that the Company may cause any of its direct or indirect Restricted Subsidiaries to become a Subsidiary Guarantor by executing and delivering to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. Each Subsidiary Guarantor hereby agrees as follows:

(a) To guarantee, jointly and severally with each other Subsidiary Guarantor heretofore or hereafter designated as such by the Company, and with any other guarantor hereafter designated as such by the Company, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(i) the principal of, and any premium and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and under the Indenture; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the date scheduled to be paid, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, each Subsidiary Guarantor shall be obligated to pay the same immediately. Each Subsidiary Guarantor hereby agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of any Subsidiary Guarantor.

(c) The Subsidiary Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d) This Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture or release in accordance with the Indenture, and each Subsidiary Guarantor accepts all obligations of a Subsidiary Guarantor under the Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Subsidiary Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or any Subsidiary Guarantor, any amount paid by any of them to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Subsidiary Guarantors shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee.

(h) Pursuant to Section 10.02 of the Indenture, after giving effect to any maximum amount and all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, this Subsidiary Guarantee shall be limited to the maximum amount permissible such that the obligations of the Subsidiary Guarantors under this Subsidiary Guarantee will not constitute a fraudulent transfer or conveyance.

3. Execution and Delivery. Each Subsidiary Guarantor agrees that the Subsidiary Guarantee shall remain in full force and effect notwithstanding any failure to endorse such Subsidiary Guarantee.

4. Subsidiary Guarantors May Consolidate, Etc. On Certain Terms.

(a) Except as otherwise provided in Section 5 hereof, no Subsidiary Guarantor shall sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, any Person that is (either before or after giving effect to such transaction) an Affiliate of the Company, unless that Affiliate unconditionally assumes all of the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Subsidiary Guarantee on the terms set forth therein.

(b) Except as otherwise provided in Section 5 hereof, no Subsidiary Guarantor shall sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, any Person that is not an Affiliate of the Company (whether or not such Subsidiary Guarantor is the surviving Person) other than the Company unless:

(i) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(ii) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including without limitation, Section 4.10 of the Indenture.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Affiliate, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Subsidiary Guarantor, such successor Affiliate will succeed to and be substituted for such Subsidiary Guarantor with the same effect as if it had been named therein as the Subsidiary Guarantor. Such successor Affiliate thereupon may cause to be signed the Subsidiary Guarantee of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. The Subsidiary Guarantee so issued will in all respects have the same legal rank and benefit under the Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though the Subsidiary Guarantee had been issued at the date of the execution of the Indenture.

Except as set forth in Articles 4 and 5 of the Indenture, and notwithstanding Section 4(b)(ii) hereof, nothing contained in the Indenture or in any of the Notes will prevent any consolidation or merger of such Subsidiary Guarantor with or into the Company, or will prevent any sale or conveyance of the property of such Subsidiary Guarantor as an entirety or substantially as an entirety to the Company.

(c) For purposes of this Section 4, beneficial ownership of 35% or more of the Voting Stock of a Person will be deemed to be control.

5. Releases.

(a) Notwithstanding the provisions of Section 4 hereof, any Subsidiary Guarantor will be released automatically and relieved of any obligations under its Subsidiary Guarantee:

(i) upon the sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or an Affiliate of the Company, if the sale or other disposition complies with Sections 3.08 and 4.10 of the Indenture and the Subsidiary Guarantor either no longer has an Indebtedness (other than the Subsidiary Guarantee) after compliance with such Sections or it would be permitted at the time of such release to incur all of its then outstanding Indebtedness in compliance with Section 4.09 of the Indenture,

(ii) upon the sale of all of the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale complies with Sections 3.08 and 4.10 of the Indenture;

(iii) upon the legal defeasance of the Notes as described in Article 8 of the Indenture;

(iv) upon (a) the merger of such Subsidiary Guarantor into the Company or another Subsidiary Guarantor; (b) the dissolution of such Subsidiary Guarantor into the Company or another Subsidiary Guarantor; or (c) the transfer of all or substantially all of the assets of such Subsidiary Guarantor to the Company or another Subsidiary Guarantor; or

(v) at the option of the Company, if at any time the Subsidiary Guarantor has no Indebtedness outstanding other than the Subsidiary Guarantee or, assuming it ceased to be a Subsidiary Guarantor but continued to be a Restricted Subsidiary of the Company following such release, it would be permitted at the time of such release to incur all of its then outstanding Indebtedness in compliance with Section 4.09 of the Indenture.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that one of the events described in this Section 5 has occurred in accordance with the provisions of the Indenture, the Trustee will execute any documents reasonably required in order to evidence the release of such Subsidiary Guarantor from its obligations under its Subsidiary Guarantee.

6. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Subsidiary Guarantee, the Indenture or this First Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

7. Successors and Assigns. All covenants agreements of any Subsidiary Guarantor in this Indenture supplemental will bind its successors and assigned, whether so expressed or not, except as otherwise provided in Section 5 hereof.

8. Separability. In case any provision in this First Supplemental Indenture or in the Subsidiary Guarantee is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

9. Governing Law. This First Supplemental Indenture and the Subsidiary Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

10. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

11. Effect of Headings. The Section headings herein are for convenience of reference only, are not to be considered part of this First Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

12. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of any statement or recital herein or in the Subsidiary Guarantee, all of which statements and recitals are made solely by the Subsidiary Guarantors and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: April 2, 2012

MEDCO HEALTH SOLUTIONS, INC.

By:	/s/ Keith J. Ebling
	Name:	Keith J. Ebling
	Title:	Vice President

                Subsidiary Guarantors

MEDCO HEALTH SERVICES, INC.
ACCREDO HEALTH, INCORPORATED
ACCREDO HEALTH GROUP, INC.

By:	/s/ Keith J. Ebling
	Name:	Keith J. Ebling
	Title:	Vice President

[Signature Page to 2003 Medco First Supplemental Indenture]

U.S. Bank Trust National Association, as Trustee

By:	/s/ Patrick J. Crowley
Authorized Signatory

[Signature Page to 2003 Medco First Supplemental Indenture]